Exhibit 23.5

Ramat-Gan, September 24, 2007

Consent of Independent Auditors

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form F-3 of Pointer Telocation Ltd., registration no. 333-143399, of our report dated September 16, 2007 with respect to the combined financial statements of Cellocator Ltd. and Matan Y. Communication and Tracking Systems Ltd. for the year ended December 31, 2006.

/s/ Oren Horowitz & Co’

Oren Horowitz & Co’
Certified Public Accountants (Isr.)